Exhibit 10.68

20 January 2010

HARLEY TRADING LIMITED

IGOR VALERYEVICH KOLOMOISKY

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

CME CYPRUS HOLDING II LIMITED

SHARE PURCHASE AGREEMENT

Schedules

Schedule 1 – Warranties
Schedule 2 – Budget
Schedule 3 – Actions Pending Closing
Schedule 4 – Buyer Parties' Deliverables
Schedule 5 – Seller Parties' Deliverables
Schedule 6 – Studio 1+1 and Kino Group Corporate Structure
Schedule 7 – Existing Inter-Company Debt
Schedule 8 – Applicable Accounting Principles

Exhibits

Exhibit A – Form of Assignment Agreement
Exhibit B – Form of Seller Disclosure Letter
Exhibit C – Form of Loan Facility Agreement

THIS SHARE PURCHASE AGREEMENT (this "Agreement") is made this 20th day of January, 2010 by and among:

1.	Harley Trading Limited, a company organized and existing under the Laws of Belize, with its registered address at 35 Barrack Road, Belize City, Belize, registration number 57,747 ("Buyer");

2.
Igor Valeryevich Kolomoisky, a citizen of Israel residing at St. Galey Thelet 48, Herzeliya, Israel, 46640, passport No. 10905729, issued on 2 October 2005 ("Kolomoisky", and together with Buyer, the "Buyer Parties");

3.
Central European Media Enterprises Ltd., a company organized under the Laws of Bermuda with its registered address at Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, Bermuda ("Seller"); and

4.
CME Cyprus Holding II Limited, a wholly-owned subsidiary of Seller and a limited liability company organized and existing under the Laws of Cyprus, identification code 256396, located at Arch. Makariou III, 195, Neocleous House, P.C. 3030, Limassol, the Republic of Cyprus (the "Company", and together with Seller, the "Seller Parties"),

(individually a "Party" and together the "Parties").

WHEREAS:

(A)	Seller is the sole Beneficial Owner of 100% of the issued share capital of the Company and is the indirect owner of the Studio 1+1 and Kino Group (as defined below).

(B)
The Company is the direct or indirect owner of 100% of the ownership interests of each of (i) Studio 1+1 LLC, a limited liability company organized and existing under the Laws of Ukraine identification code 23729809 ("Studio 1+1"), (ii) Gravis-Kino LLC, a limited liability company organized and existing under the Laws of Ukraine identification code 36257228 ("Gravis"), (iii) TOR LLC, a limited liability company organized and existing under the Laws of Ukraine identification code 19384641 ("TOR"), (iv) ZHYSA LLC, a limited liability company organized and existing under the Laws of Ukraine identification code 20727448 ("ZHYSA"), (v) TV Stimul identification code 30462482 ("Stimul"), a limited liability company organized and existing under the Laws of Ukraine, (vi) Ukrpromtorg-2003 LLC identification code 32426708 ("Ukrpromtorg"), a limited liability company organized and existing under the Laws of Ukraine, (vii) Ukrainian Media Services LLC, a limited liability company organized and existing under the Laws of Ukraine identification code 33600071 ("UMS"), (viii) 1+1 Production LLC, a limited liability company organized and existing under the Laws of Ukraine identification code 23389360 ("1+1 Production"), (ix) TV Media Planet Limited, a limited liability company organized and existing under the Laws of Cyprus identification code 155804 ("TV Media Planet"), (x) International Media Services Ltd., a company limited by shares organized and existing under the Laws of Bermuda identification code EC22571 ("IMS"), (xi) Innova Film GmbH, a limited liability company organized and existing under the Laws of Germany identification code HRB 27705 ("Innova Film"), (xii) Grintwood Investments Limited, a limited liability company organized and existing under the Laws of Cyprus identification code 226117 ("Grintwood"), and (xiii) Grizard Investments Limited, a limited liability company organized and existing under the Laws of Cyprus identification code 226142 ("Grizard"), (xiv) CME Ukraine Holding II B.V., a limited liability company organized and existing under the Laws of the Netherlands identification code 34362824 ("Ukraine Holding II"), (xv) CME Cyprus Holding Limited, a limited liability company organized and existing under the Laws of Cyprus identification code 155308 ("CME Cyprus", and together with Studio 1+1, Gravis, TOR, ZHYSA, Stimul, Ukrpromtorg, UMS, 1+1 Production, TV Media Planet, IMS, Innova Film, Grintwood, Grizard and Ukraine Holding II, the "Studio 1+1 and Kino Group"), which companies conduct television, broadcasting, media production and advertising business in Ukraine.  The Studio 1+1 and Kino Group corporate structure is set out in Schedule 6.

(C)	Kolomoisky is the sole Beneficial Owner (as defined below) of 100% of the issued share capital of Buyer.

(D)
Kolomoisky and Seller, inter alios, entered into the Framework Agreement, dated 2 July 2009 and the First Amended and Restated Framework Agreement, dated 22 July 2009 (the "Amended Framework Agreement"), with the intention to form a joint venture to conduct television business in Ukraine on the basis of the Company and its Subsidiaries (as defined below).

(E)
Immediately preceding entry into this Agreement, all of the parties to the Amended Framework Agreement, including, inter alios, Seller and Kolomoisky, entered into an agreement terminating the Amended Framework Agreement in accordance with its terms and without any effect for any of the parties thereto.

(F)
Seller now desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Closing Date Inter-Company Debt and the Shares (as defined below) on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, covenants, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            DEFINITIONS AND INTERPRETATION

1.1           Definitions.

For the purposes of this Agreement, and unless the context requires otherwise, the following terms have the meanings given to them below:

"1+1 Production" has the meaning set forth in the Recitals;

"Adjusted Aggregate Consideration" means the Aggregate Consideration plus the Pre-Closing Approved Investment Debt minus the Balance Amount (if any);

"Affiliate" means, with respect to a specified Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with the specified Person. For the purposes of this Agreement, Kolomoisky is an Affiliate of Buyer;

"Aggregate Consideration" means US$300,000,000.00;

"Agreement" has the meaning set forth in the preamble;

"Amended Framework Agreement" has the meaning set forth in the Recitals;

"Anticipated Closing Date" has the meaning set forth in Clause 2.3;

"Anti-Money Laundering Laws" has the meaning set forth in Section 1.8 of Part B of Schedule 1;

"Applicable Laws" has the meaning set forth in Section 1.5 of Part B of Schedule 1;

"Articles" means the articles of association of the Company as amended from time to time in accordance with this Agreement and any other Transaction Documents;

"Assets" means any of the assets (real and personal, tangible and intangible, including all Intellectual Property (including the trade marks and registered brands of Studio 1+1, Gravis and other marks of any of the Studio 1+1 and Kino Group Entities other than any Seller Marks) that are used or held for use in connection with the business of any Studio 1+1 and Kino Group Entity or the Company, as applicable;

"Assignment Agreement" means any assignment agreement(s) pursuant to which Seller and its Affiliates will assign all of the Closing Date Inter-Company Debt to the Buyer on the Closing Date, each such agreement substantially in the form set out in Exhibit A hereto (with such amendments required to ensure the operation of such assignment agreement(s) in accordance with Dutch Law);

"Balance Amount" means the excess, if any of Current Liabilities over Current Assets, provided that (i) Inter-Company Debt and (ii) all Tax assets and Tax liabilities of the Company and the Studio 1+1 and Kino Group shall be excluded from Current Liabilities or Current Assets, as applicable, for purposes of the calculation of such amount; for the avoidance of doubt, if Current Assets exceed Current liabilities the Balance Amount is zero;

"Beneficial Owner" means, in respect of any Person, the Person(s) with ultimate effective Control over the first Person;

"Budget" means the budget of the Company and the Studio 1+1 and Kino Group as attached hereto as Schedule 2;

"Business Day" means a day, not being a Saturday or Sunday, when banks are open in Nicosia (Cyprus), London (England) and Kyiv (Ukraine) for commercial business;

"Buyer" has the meaning set forth in the preamble;

"Buyer Indemnitee" has the meaning set forth in Clause 6.1;

"Buyer Parties" has the meaning set forth in the preamble;

"Buyer Parties' Deliverables" means those Closing deliverables set out in Schedule 4;

"Buyer Warranty" means each representation and warranty given by Buyer pursuant to Clause 3.1 and 3.2 hereof in relation to each statement applicable to it contained in Part A of Schedule 1 and each statement contained in Section 1 of Part B of Schedule 1, and "Buyer Warranties" means all of those representations and warranties;

"Cap" has the meaning set forth in Clause 7.2(a);

"Closing" has the meaning set forth in Clause 2.3;

"Closing Date" has the meaning set forth in Clause 2.3;

"Closing Date Documents" means the Buyer Parties' Deliverables, the Seller Parties' Deliverables, the Assignment Agreements and any other Transaction Documents that Buyer, Seller and the Company may agree are to be exchanged at Closing;

"Closing Date Payment" has the meaning set forth in Clause 2.4(a);

"Closing Date Inter-Company Debt" means the aggregate of all (i) Existing Inter-Company Debt, together with accrued interest thereon, and (ii) the Pre-Closing Investment Debt existing as at the Closing Date as set forth on the Pre-Closing Accounting Notice;

"Closing Memorandum" has the meaning set forth in Clause 2.3(a);

"CME Cyprus" has the meaning set forth in the preamble;

"Company" has the meaning set forth in the preamble;

"Company Warranty" means each representation and warranty given by the Company pursuant to Clause 3.1 hereof in relation to each statement applicable to it contained in Part A of Schedule 1, and "Company Warranties" means all of those representations and warranties;

"Constitutional Documents" means, in respect of any legal Person, the charter, memorandum and articles of association and/or other organizational documents of such Person, as applicable;

"Control" means the power to direct or cause the direction of the management or policy of any Person, directly or indirectly, through family or other relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement or on other grounds, and "Controlling" and "Controlled" have the correlative meanings proceeding from this term;

"Current Assets" means the consolidated current assets of the Company and the Studio 1+1 and Kino Group determined in U.S. dollars in accordance with U.S. GAAP as consistently applied as set forth in the financial statements as at 31 March 2010;

"Current Liabilities" means the consolidated current liabilities of the Company and the Studio 1+1 and Kino Group determined in U.S. dollars in accordance with U.S. GAAP as consistently applied as set forth in the financial statements as at 31 March 2010;

"Designated Account" has the meaning set forth in Clause 2.4(b);

"Earned Interest" means interest actually earned on the Pre-Closing Payment from the Pre-Closing Payment Date to the earlier of (i) the date that this Agreement is terminated pursuant to Clause 5.1 and (ii) the Business Day immediately preceding the Closing Date;

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

"Existing Dispute" has the meaning set forth in Clause 11.2(c);

"Existing Inter-Company Debt" means the Inter-Company Debt existing as at the date hereof, the principal amount of which and the accrued interest thereon as of the date hereof is as set out in Schedule 7;

"Extra-budgetary Expenditure" has the meaning set forth in Clause 4.2(a);

"FSMA" means the Financial Services and Markets Act 2000;

"Fundamental Studio 1+1 and Kino Group Warranty" means each representation and warranty given by Seller and the Company pursuant to Clause 3.3 hereof in relation to each statement contained in Section 1 (Capacity and Authority), 2 (The Company), 3 (Studio 1+1 and Kino Group Entities' Shares) and 14 (Tax Matters) of Part C of Schedule 1, and "Fundamental Studio 1+1 and Kino Group Warranties" means all those representations and warranties;

"Fundamental Warranties" means any of the Seller Warranties, Company Warranties, Buyer Warranties, Kolomoisky Warranties or the Fundamental Studio 1+1 and Kino Group Warranties;

"Governmental Authority" means any state or any political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of the state or its political subdivision, including any government authority, ministry, agency, department, board, commission or instrumentality and subdivisions thereof; any court, tribunal or arbitrator; and any self-regulatory organization acting on behalf of the state or itself pursuant to the rights granted thereto by applicable Law;

"Gravis" has the meaning set forth in the Recitals;

"Grintwood" has the meaning set forth in the Recitals;

"Grizard" has the meaning set forth in the Recitals;

"IMS" has the meaning set forth in the Recitals;

"Indemnified Party" has the meaning set forth in Clause 6.3(a);

"Indemnifying Party" has the meaning set forth in Clause 6.3(a);

"Indemnitee" has the meaning set forth in Clause 6.2;

"Indemnity Claim" has the meaning set forth in Clause 6.3(a);

"Innova Film" has the meaning set forth in the Recitals;

"Inquiring Party" has the meaning set forth in Clause 4.1(c);

"Intellectual Property" means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, software, Internet sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, trade secrets and all similar intellectual property rights;

"Inter-Company Debt" means, in respect of the Company and each Studio 1+1 and Kino Group Entity, the principal amount and any accrued interest thereon together with existing penalties (if any) thereon of any obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, owed to Seller or any Non-Company Affiliate;

"Inter-Company Debt Purchase Price" has the meaning set forth in Clause 2.1(b);

"Kino Entities" means Gravis, Ukrpromtorg, TOR, ZHYSA and Stimul;

"Kolomoisky" has the meaning set forth in the preamble;

"Kolomoisky Warranty" means each representation and warranty given by Kolomoisky pursuant to Clause 3.1 hereof in relation to each statement applicable to Kolomoisky contained in Part A of Schedule 1, and "Kolomoisky Warranties" means all of those representations and warranties;

"Law" means all applicable (i) provisions of all constitutions, treaties, statutes, laws, customs, codes, rules, regulations, ordinances, orders and official opinions and interpretations of any Governmental Authority having the force of law, (ii) approvals of any Governmental Authority, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority;

"LCIA Rules" has the meaning set forth in Clause 11.2(a);

"Lien" means any mortgage, pledge, deed of trust, hypothecation, right of third Persons, claim, security interest, title defect, title retention agreement, lease, sublease, license agreement, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, proxy, lien, charge or other restrictions or limitations of any nature whatsoever;

"Litigation" means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity;

"Loan Facility Agreement" means the loan facility agreement(s) substantially in the form set out in Exhibit C hereto to be entered into by Seller or any Non-Company Affiliate, as lender, and CME Cyprus, as borrower, evidencing any Pre-Closing Expenses paid or funded by Seller or any Non-Company Affiliate, which loan facility agreement shall provide for repayment not earlier than six months from the date of such agreement;

"Long Stop Date" means 23 April 2010;

"Losses" has the meaning set forth in Clause 6.1;

"Material Adverse Effect" means a material adverse effect on or material adverse change to the business, results of operations, condition (financial or otherwise), prospects, Assets or liabilities of the Studio 1+1 and Kino Group or the Company (as applicable) taken as a whole;

"Material Contract" has the meaning set forth in Section 8.2 of Part C of Schedule 1;

"Non-Company Affiliate" means any Affiliate of Seller other than the Company and its Subsidiaries;

"Obligations" has the meaning set forth in Clause 7.2(a);

"Owned Intellectual Property" has the meaning set forth in Section 11.1 of Part C of Schedule 1;

"Party" has the meaning set forth in the preamble;

"Person" or "Persons" means any physical person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority, whether incorporated or unincorporated;

"Pre-Closing Accounting Date" has the meaning set forth in Clause 4.3(d);

"Pre-Closing Accounting Notice" has the meaning set forth in Clause 4.3(d);

"Pre-Closing Approved Expense" means any amount paid or funded after the date of this Agreement by Seller or any Non-Company Affiliate to or on behalf of the Company or any Studio 1+1 and Kino Group Entity in respect of (i) any cash expenditure made in accordance with the Budget or (ii) any expenditure made in accordance with Clause 4.2(a), in each case provided that any such amount paid or funded by Seller or any Non-Company Affiliate shall be evidenced by a Loan Facility Agreement or drawing thereunder;

"Pre-Closing Approved Investment Debt" means the aggregate amount of all principal and interest outstanding in respect of all Pre-Closing Approved Expenses;

"Pre-Closing Expenses" means (i) Pre-Closing Approved Expenses or (ii) any amount paid or funded after the date of this Agreement by Seller or any Non-Company Affiliate to or on behalf of the Company or any Studio 1+1 and Kino Group Entity in respect of any expenditure made in accordance with Clause 4.2(b), provided that any such amount paid or funded by Seller or any Non-Company Affiliate shall be evidenced by a Loan Facility Agreement or drawing thereunder;

"Pre-Closing Payment" has the meaning set forth in Clause 2.4(a);

"Pre-Closing Payment Date" has the meaning set forth in Clause 2.4(b);

"Pre-Closing Investment Debt" means the aggregate amount of all principal and interest outstanding in respect of all Pre-Closing Expenses;

"Related Dispute" has the meaning set forth in Clause 11.2(c);

"Relevant Reference Date" means, with respect to each Studio 1+1 and Kino Group Warranty given in respect of (i) the Studio 1+1 Entities, 1 January 2000, and (ii) the Kino Entities, 1 January 2006;

"Replacement Buyer" has the meaning set forth in Clause 2.7(a);

"Responding Party" has the meaning set forth in Clause 4.1(c);

"SEC Filed Ukrainian Information" has the meaning set forth in Section 6 of Part C of Schedule 1;

"Securities Act" means the U.S. Securities Act of 1933, as amended;

"Seller" has the meaning set forth in the preamble;

"Seller Disclosure Letter" means (i) in respect of Warranties given at signing, the Signing Date Seller Disclosure Letter and (ii) in respect of Warranties given at Closing, the Signing Date Seller Disclosure Letter and, if any, the Updated Seller Disclosure Letter;

"Seller Indemnitee" has the meaning set forth in Clause 6.2;

"Seller Marks" means any trademarks, service marks, brand names or trade, corporate or business names of Seller or any Non-Company Affiliate;

"Seller Parties" has the meaning set forth in the preamble;

"Seller Parties' Deliverables" means those Closing deliverables set out in Schedule 5;

"Seller Restructuring" means the restructuring undertaken by Seller to alter the holding structure of the Studio 1+1 and Kino Group in connection with the transaction contemplated by the Amended and Restated Framework Agreement;

"Seller Warranty" means each representation and warranty given by Seller pursuant to Clause 3.1 hereof in relation to each statement applicable to it contained in Part A of Schedule 1, and "Seller Warranties" means all of those representations and warranties;

"Share Purchase Price" means the Adjusted Aggregate Consideration minus the amount of the Inter-Company Debt Purchase Price;

"Shares" means all of the issued ordinary shares (being 2,601 shares) of nominal value of one (1) EURO each in the capital of the Company issued by the Company from time to time; "Share" means any and each of the Shares;

"Signing Date Seller Disclosure Letter" has the meaning set forth in Clause 4.4;

"Stimul" has the meaning set forth in the Recitals;

"Studio 1+1" has the meaning set forth in the Recitals;

"Studio 1+1 and Kino Group" has the meaning set forth in the Recitals;

"Studio 1+1 and Kino Group Entities" means the members of the Studio 1+1 and Kino Group and their Subsidiaries;

"Studio 1+1 and Kino Group Licenses" has the meaning set forth Section 4.2 of Part C of Schedule 1;

"Studio 1+1 and Kino Group Warranty" means each representation and warranty given by Seller and the Company pursuant to Clause 3.3 hereof in relation to each statement contained in Part C of Schedule 1, and "Studio 1+1 and Kino Group Warranties" means all those representations and warranties;

"Studio 1+1 and Kino Group Tax Warranty" means each representation and warranty given by Seller and the Company pursuant to Clause 3.3 hereof in relation to each statement contained in Section 14 of Part C of Schedule 1, and "Studio 1+1 and Kino Group Tax Warranties" means all those representations and warranties;

"Studio 1+1 Entities" means Studio 1+1, 1+1 Production, UMS, Innova Film, TV Media Planet, IMS, Grintwood, Grizard, CME Cyprus and Ukraine Holding II;

"Subsidiary" means with respect to any Person, at the time in question, any other Person who, directly or indirectly through one or more intermediaries, is Controlled by such first Person;

"Tax" means any federal, national, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties, surcharges and fines thereon and additions thereto);

"Tax Returns" means any federal, national, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes;

"Termination Amount" has the meaning set forth in Clause 5.2(a);

"Third Party Claim" has the meaning set forth in Clause 6.3(b);

"Third Party Financial Debt" means (i) the aggregate principal amount of (x) any obligations of the Company and the Studio 1+1 and Kino Group, other than Existing Inter-Company Debt and Pre-Closing Investment Debt, for borrowed money and (y) all other obligations of the Company and the Studio 1+1 and Kino Group, other than Existing Inter-Company Debt and Pre-Closing Investment Debt, evidenced by bonds, debentures, notes or similar instruments, and (ii) any accrued interest thereon together with existing penalties (if any) thereon; for both (i) and (ii) determined in U.S. dollars on consolidated basis for the Company and the Studio 1+1 and Kino Group in accordance with U.S. GAAP as consistently applied (for the avoidance of doubt, any amounts outstanding between any members of the Studio 1+1 and Kino Group shall be excluded in the determination of "Third Party Financial Debt");

"TOR" has the meaning set forth in the Recitals;

"Transaction Documents" means this Agreement, the Assignment Agreement and any other document or agreement which the Parties execute to implement the transactions contemplated hereby and designate as such;

"Transfer" means, in respect of any Person, to sell, transfer, pledge, loan, encumber, create a usufruct or other interest for the benefit of any third party in, or otherwise dispose of any share, or of any interest in or option over any shares, of such Person;

"TV Media Planet" has the meaning set forth in the Recitals;

"Ukraine Holding II" has the meaning set forth in the preamble;

"Ukrpromtorg" has the meaning set forth in the Recitals;

"UMS" has the meaning set forth in the Recitals;

"Updated Seller Disclosure Letter" means the disclosure letter of Seller and the Company (if any), substantially in the form set forth in Exhibit B, which may be delivered to and agreed and accepted (but only if agreed and accepted) by Buyer in accordance with Clause 4.4;

"U.S. GAAP" means generally accepted accounting principles in the United States;

"VI Arbitration" has the meaning set forth in Clause 4.5(e);

"VI Request" has the meaning set forth in 4.5(e)(i)(1);

"Warranty" means any of the Seller Warranties, Company Warranties, Buyer Warranties, Kolomoisky Warranties or Studio 1+1 and Kino Group Warranties; and

"ZHYSA" has the meaning set forth in the Recitals.

1.2           Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)	when a reference is made in this Agreement to a Clause, Exhibit or Schedule, such reference is to a Clause of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated;

(b)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	whenever the words "include," "includes," or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(d)	a reference to "US Dollar" or "US $" means the lawful currency of the United States of America;

(e)	a reference to "EURO" or "EUR" means the lawful currency of the European Union;

(f)	the words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(h)
references in the singular shall include references in the plural and vice versa, words denoting any gender shall include any other gender and words denoting natural persons shall include any other Persons;

(i)	references to a Person are also to its successors and permitted assigns;

(j)	references to this Agreement and/or any other agreement are deemed to be references to such agreement, as amended, modified or supplemented from time to time;

(k)	references to "shares" shall be deemed to include any type of ownership interest applicable to a Person under the Laws of the jurisdiction of incorporation of such Person; and

(l)	the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

2.            SALE AND PURCHASE

2.1           Sale and Purchase.

Subject to the terms and conditions hereof, at the Closing:

(a)	Seller shall sell, and Buyer shall purchase, the Shares for the Share Purchase Price;

(b)
Seller and certain Non-Company Affiliates shall assign to Buyer the Closing Date Inter-Company Debt for an aggregate price equal to the aggregate amount of the Closing Date Inter-Company Debt (the "Inter-Company Debt Purchase Price"); and

(c)
Buyer and Seller agree that the Adjusted Aggregate Consideration in respect of the aggregate amount of the Inter-Company Debt Purchase Price and the Share Purchase Price shall be payable in accordance with Clauses 2.4 and 2.3(b) hereof.

2.2           Conditions Precedent.

Completion of the sale and purchase contemplated by Clause 2.1 shall be subject to the fulfillment and satisfaction (or waiver in writing by the relevant Party or Parties) of each of the following conditions precedent:

(a)	General conditions precedent to the performance by the Parties of their respective obligations on the Closing Date:

(i)
Buyer shall have received all required antimonopoly or merger control approvals or consents so required on or prior to the Closing Date, in accordance with all applicable Laws, and no such approvals or consents shall have been revoked;

(ii)	all of the material broadcasting licenses of the Studio 1+1 and Kino Group Entities shall remain in full force and effect and shall not have been revoked;

(iii)
no Governmental Authority shall have notified any Party of its intention to commence, or recommend the commencement of, Litigation and no Law shall have been enacted, entered, enforced, promulgated or issued with respect to or deemed applicable, which in any case seeks or purports to challenge, prohibit, materially interfere with, materially limit, delay, restrain, impose damages or other material obligations in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; and

(iv)
consummation of the transactions contemplated hereby and by the other Transaction Documents shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any court order, and no such Law or order that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement or any other Transaction Document.

(b)	Conditions precedent to the performance by the Company and Seller of their respective obligations on the Closing Date:

(i)
there shall have been no material breach of any Buyer Warranty or Kolomoisky Warranty, in each case at and as of the date when first given and at and as of the Closing Date with the same effect as though made at and as of the Closing Date, it being understood that, for purposes of determining the accuracy of any such Warranty, all monetary thresholds and other materiality qualifications set forth in such Warranty shall be disregarded.  Each of Kolomoisky and Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to Closing.  Buyer shall have delivered to each of Seller and the Company a certificate, dated the Closing Date and signed by a duly authorized officer to the effect set forth above in this Clause 2.2(b)(i);

(ii)
Seller shall have received the full amount of the Pre-Closing Payment from Buyer in the Designated Account in accordance with Clause 2.4(b), and such receipt shall not have been challenged or enjoined by any legal, judicial, regulatory or governmental process; and

(iii)	each of Kolomoisky and Buyer shall have executed all of the Closing Date Documents to which it is a party and such Closing Date Documents shall be ready for exchange at Closing.

(c)	Conditions precedent to the performance by Buyer of its obligations on the Closing Date:

(i)
there shall have been no material breach of any Seller Warranty, Company Warranty or Fundamental Studio 1+1 and Kino Group Warranty and no material breach of any other Studio 1+1 and Kino Group Warranty, in each case at and as of the date when first given and at and as of the Closing Date with the same effect as though made at and as of the Closing Date, it being understood that, for purposes of determining the accuracy of any such Warranty, all monetary thresholds and other materiality qualifications set forth in such Warranty shall be disregarded.  Each of Seller and the Company shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to Closing.  Each of Seller and the Company shall have delivered to Buyer a certificate, dated the Closing Date and signed by a duly authorized officer to the effect set forth above in this Clause 2.2(c)(i);

(ii)	Seller shall have delivered to Buyer the Pre-Closing Accounting Notice in accordance with Clause 4.3(d);

(iii)
no event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened in respect of any of the Company or any Studio 1+1 and Kino Group Entity since the date of this Agreement that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect; and

(iv)	each of Seller and the Company shall have executed all of the Closing Date Documents to which it is a party and such Closing Date Documents shall be ready for exchange at the Closing.

2.3           Closing Date.

Subject to the satisfaction or waiver of the conditions of Clause 2.2, the Parties intend that the closing of the sale and purchase of the Shares and the Closing Date Inter-Company Debt (the "Closing") shall take place at 9:00 a.m. (Cyprus time) at the offices of the Company's counsel in Limassol, Cyprus on 20 April 2010, unless another time, date or place is agreed in writing by the Parties (the "Anticipated Closing Date").  The date on which the Closing actually occurs is referred to hereinafter as the "Closing Date".  At the Closing the following actions shall take place:

(a)	each of Buyer, Seller, and the Company shall execute a letter agreement (the "Closing Memorandum") confirming that:

(i)	all of the conditions precedent applicable to it set forth in Clause 2.2 are satisfied or waived;

(ii)	the Pre-Closing Accounting Notice has been duly delivered by Seller and is accepted by Buyer in accordance with Clause 4.3(d); and

(iii)	it is satisfied with the Buyer Parties' Deliverables or Seller Parties' Deliverables (as the case may be) delivered to it;

(b)
following execution of the Closing Memorandum pursuant to Clause 2.3(a), Buyer shall deliver to Seller, by wire transfer of immediately available funds to the Designated Account, the Closing Date Payment calculated in accordance with Clause 2.4(a) on the basis of the amounts set forth in the Pre-Closing Accounting Notice; and

(c)	following transfer of the funds pursuant to Clause 2.3(b), the following shall occur:

(i)
each of Seller and Buyer shall execute, or if applicable shall cause any of their respective Affiliates to execute, all relevant Assignment Agreements in respect of the Closing Date Inter-Company Debt, and Seller shall deliver to Buyer any instruments and documents representing or evidencing all of their respective rights in the Closing Date Inter-Company Debt. Physical delivery of such instruments and documents shall take place at the offices of the Company.

(ii)
Seller shall deliver to Buyer, free and clear of any Liens, one or more certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps;

(iii)	the Buyer Parties shall deliver to the Seller Parties the Buyer Parties' Deliverables; and

(iv)	the Seller Parties shall deliver to the Buyer Parties the Seller Parties' Deliverables.

2.4           Payments.

(a)
Buyer shall pay the Adjusted Aggregate Consideration in two (2) payments.  The first payment shall be made in the amount of US$30,000,000 (the "Pre-Closing Payment") on the Pre-Closing Payment Date, and the second payment shall be made on the Closing Date in an amount calculated in accordance with this Clause 2.4(a) (the "Closing Date Payment"), in all cases in accordance with Clause 2.4(b) below. The amount of the Closing Date Payment shall equal the Adjusted Aggregate Consideration minus the amount of the Pre-Closing Payment received in the Designated Account minus the amount of any Earned Interest. For the avoidance of doubt, Seller shall retain the amount of all Earned Interest after Closing.

(b)
The Pre-Closing Payment shall be made by wire transfer of immediately available funds on 1 February 2010 (the "Pre-Closing Payment Date") and the Closing Date Payment shall be made by wire transfer of immediately available funds on the Closing Date, in each case into an account of Seller designated for such purpose by Seller (the "Designated Account"), provided that Seller shall have no obligation to transfer any interest in or Control of the Company or the Shares to Buyer until the Adjusted Aggregate Consideration has been paid in full in accordance with this Agreement.

(c)
Seller shall make available for Buyer's review copies of the documents listed in Schedule 5 at least three (3) Business Days prior to the Closing Date other than those documents which will not be produced until the Closing Date (e.g., item (s)).

(d)
Seller hereby covenants not to withdraw any funds in respect of the Pre-Closing Payment from the Designated Account until the Closing Date other than to pay or fund any Pre-Closing Expenses made in accordance with this Agreement.

2.5           Withholding.  Notwithstanding any other provision of this Agreement, Buyer shall make all payments under this Agreement free and clear of all deductions and withholdings in respect of non U.S. Taxes and, if any such deduction or withholding with respect to a payment is required by Law, Buyer shall increase the amount of such payment by an amount necessary such that Seller receives the amount it would have received had no such deduction or withholding been required, and Buyer shall promptly furnish Seller with official receipts (or copies thereof) evidencing the payment of such Taxes.

2.6           Anticipated Closing Date and Long Stop Date.

(a)
The Parties intend that Closing Date shall be the Anticipated Closing Date.  Each of the Parties shall use its reasonable best efforts to ensure that all of the conditions set out in Clause 2.2 are satisfied on or prior to such date.

(b)
In the event that any of the conditions set out in Clause 2.2 have not been fulfilled by the Long Stop Date, any Party shall be entitled to terminate this Agreement by written notice to the other Parties, provided that such non-fulfillment of any condition was not the direct result of any breach by the Party seeking to terminate or any of its Affiliates.

2.7           Buyer and Replacement Buyer.

(a)
At any time prior to the date that is fifteen (15) Business Days prior to the Anticipated Closing Date, Kolomoisky shall have the right to substitute another Person to perform the obligations of Buyer under this Agreement in the place of Harley Trading Limited (a "Replacement Buyer") by written notice to Seller, provided that

(i)	any Replacement Buyer shall only be either (i) Kolomoisky or (ii) a Person Controlled by Kolomoisky;

(ii)
Kolomoisky shall have provided and certified all such information as Seller reasonably determines to be necessary or appropriate to comply with the anti-money laundering Laws, rules and regulations of any applicable jurisdiction (including the Anti-Money Laundering Laws), to respond to requests for information concerning the identity of the proposed Replacement Buyer's shareholders from any Governmental Authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information; and

(iii)
in the event of the substitution of a Replacement Buyer pursuant to this Clause 2.7(a), Kolomoisky shall procure that, and such substitution shall not be effective until, (i) such Replacement Buyer shall promptly adhere to the terms of this Agreement as if it were a party hereto pursuant to a deed of adherence, and (ii) Harley Trading Limited shall (subject to its replacement by the Replacement Buyer pursuant to this Clause 2.7(a)) promptly unconditionally and irrevocably release the Parties hereto from any liability incurred prior to the date of such substitution pursuant to a release agreement, in the case of both (i) and (ii) in a form acceptable to the Seller Parties.  For the avoidance of doubt, the Replacement Buyer shall have the same rights and liabilities incurred by or accrued to Harley Trading Limited pursuant to this Agreement prior to such substitution.

(b)
For the avoidance of doubt, subject to Clause 2.7(a), after the execution of the agreements referred to in Clause 2.7(a)(iii), any references to Buyer in this Agreement shall apply to Replacement Buyer.

3.            WARRANTIES

3.1           General Warranties.

Each of the Parties represents and warrants to the other Parties that each statement applicable to it contained in Part A of Schedule 1 is true and accurate in every respect and not misleading as at the date of this Agreement and on the Closing Date.

3.2           Buyer Warranties.

Without limitation to the foregoing Clause 3.1, Buyer represents and warrants to the other Parties that each statement contained in Section 1 of Part B of Schedule 1 is true and accurate in every respect and not misleading as at the date of this Agreement and on the Closing Date.

3.3           Studio 1+1 and Kino Group Warranties.

The Company and Seller, jointly and severally, warrant to Buyer that, save to the extent fairly disclosed in the corresponding Section of (i) on the date of this Agreement, the Signing Date Seller Disclosure Letter, and (ii) on the Closing Date, the Updated Seller Disclosure Letter, in each case with sufficient detail so as to enable a reasonable Buyer to understand the facts, matters or information being disclosed and to make an accurate assessment of the impact on the Studio 1+1 and Kino Group Entities of the matter being disclosed, each statement contained in Part C of Schedule 1 shall be true and accurate in every respect and not misleading as at the date of this Agreement and on the Closing Date, with the exception of Sections 2 and 3 of Part C of Schedule 1, which shall be true and accurate in every respect and not misleading on the Closing Date only.

3.4           Independent Warranties.

Each Warranty shall be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.  Each of the Parties acknowledges that the other Parties are entering into this Agreement in reliance on each Warranty.

3.5           Knowledge.

(a)
Where any Warranty is qualified by the expression "so far as Seller or the Company is aware" or "to the knowledge of Seller or the Company" or any similar expression, that statement or reference shall mean so far as is within the actual knowledge of any of Adrian Sarbu, Oliver Meister, Mr. Tkachenko and the general directors, finance directors and chief legal officers of any Studio 1+1 and Kino Group Entity, in each case having made all reasonable enquiries.

(b)
Neither Seller nor the Company shall be liable in respect of any claim for breach of Warranty where or to the extent that Kolomoisky had knowledge (actual, constructive or imputed) of the facts, matters or circumstances giving rise to such Warranty claim in his capacity as a member of the board of directors of Seller and a member of the supervisory boards of Studio 1+1 and 1+1 Production.

4.           CERTAIN COVENANTS

4.1           Pre-Closing Conduct.

(a)	From the date of this Agreement (or, if different, from the date the relevant Warranty is given hereunder) until Closing, Kolomoisky and Buyer agree to:

(i)
ensure that no action is taken by Buyer the effect of which would, to the knowledge of Buyer, cause a Buyer Warranty or Kolomoisky Warranty to be untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances as at Closing;

(ii)
notify Seller promptly if it becomes aware of a fact or circumstance which constitutes or which would or would reasonably be expected to constitute a breach of any Buyer Warranty or Kolomoisky Warranty or Clause 4.1(a)(i), or which would or might reasonably be expected to cause a Buyer Warranty or Kolomoisky Warranty to be untrue, inaccurate or misleading in any material respect in relation to the facts or circumstances as at Closing; and

(iii)
without limitation to the generality of Clause 2.2(b) and any remedies available to Seller or the Company as a result of violation of any Warranty, take any and all action necessary in order to cure violation of any Buyer Warranty or Kolomoisky Warranty so as to ensure that by the Closing Date all Buyer Warranties or Kolomoisky Warranties are true and correct in all material respects.

(b)	From the date of this Agreement (or, if different, from the date the relevant Warranty is given hereunder) until Closing, the Company and Seller agree to:

(i)
comply with, and ensure that each Studio 1+1 and Kino Group Entity and the Company complies with, Schedule 3 and ensure that no action is taken by the Company, Seller or any Studio 1+1 and Kino Group Entity the effect of which would, to the knowledge of Seller or the Company, cause a Studio 1+1 or Kino Group Warranty, Seller Warranty or Company Warranty to be untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances at Closing;

(ii)	not Transfer or assign, and ensure that no Non-Company Affiliate Transfers or assigns, any Existing Inter-Company Debt or Pre-Closing Investment Debt held by such Person to any third party;

(iii)
notify, and ensure that each Studio 1+1 and Kino Group Entity notifies, Buyer promptly if it becomes aware of a fact or circumstance which constitutes or which would or would reasonably be expected to cause any Studio 1+1 and Kino Group Warranty, Seller Warranty or Company Warranty to be untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances at Closing or a breach of Clause 4.1(b)(i) or 4.1(b)(ii); and

(iv)
without limitation to the generality of Clause 2.2(c) and any remedies available to Buyer or Kolomoisky as a result of violation of any Warranty, take any and all action necessary in order to cure violation of any Studio 1+1 and Kino Group Warranty, Seller Warranty or Company Warranty so as to ensure that by the Closing Date all Studio 1+1 and Kino Group Warranties, Seller Warranties and Company Warranties are true and correct in all material respects. Each of the Company or Seller shall take all actions reasonably necessary in order to rectify any material problems and violations that may have a detrimental effect on the Studio 1+1 and Kino Group Entities.

(c)
If, in the period prior to Closing, any Party (acting reasonably) considers that there may have been a breach of any Warranty (an "Inquiring Party") by any other Party (the "Responding Party"), the Inquiring Party may by written notice given to the Responding Party prior to Closing require the Responding Party to provide to such Inquiring Party, and/or procure the provision to such Inquiring Party of all information as such Inquiring Party may reasonably require in order to ascertain whether such a breach has occurred. The Responding Party shall as soon as reasonably practicable provide or procure the provision of all such information.

4.2           Actions Pending Closing; Budget.

(a)
From the date of this Agreement until Closing, Buyer, the Company and Seller agree that the operations of the Company shall be conducted in accordance with Schedule 2. Subject to Clause 4.2(b) below, Buyer, the Company and Seller agree that the Company and the Studio 1+1 and Kino Group Entities shall not make any dispositions of funds not provided in the Budget in excess of 110% of the corresponding amount in the Budget (an "Extra-budgetary Expenditure") without the prior written consent of Buyer and Seller, not to be unreasonably withheld or delayed.  Any of the Company, Seller or Buyer may, by written notice to the other Parties, request that the Company make an Extra-budgetary Expenditure.  Any Extra-budgetary Expenditure shall be made as soon as reasonably practicable after receipt by the Company of the written notice requesting such Extra-budgetary Expenditure.

(b)
In the event that Buyer is not required to consent to an Extra-budgetary Expenditure, then such Extra-budgetary Expenditure may nonetheless be incurred, provided that it shall not be considered a Pre-Closing Approved Expense, and accordingly shall not be included in the calculation of the Adjusted Aggregate Consideration.

(c)
Seller or any Non-Company Affiliate may pay or fund any expense of the Company or any Studio 1+1 and Kino Group Entity contemplated by Clause 4.2(a) or 4.2(b) above by providing loans under a Loan Facility Agreement.

(d)	Seller estimates that the aggregate amount of all Pre-Closing Approved Expenses incurred from the date of this Agreement to the Anticipated Closing Date shall be US$19,000,000.

(e)
Promptly following a drawing under a Loan Facility Agreement, Seller shall provide to Buyer details of the same, including the date and amount of such payment, a copy of the relevant request from CME Cyprus, if any, and a copy of the bank statement of CME Cyprus showing the receipt of the relevant funds.

4.3           Satisfaction of Conditions; Anti-Monopoly Clearance; Board Appointments; Pre-Closing Accounting.

(a)
From the date of this Agreement until Closing, each Party shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things necessary, proper or advisable in order for such Party to fulfill and perform its obligations in respect of this Agreement (including its obligations pursuant to this Clause 4) and the other Transaction Documents to which it is a party, to cause the conditions to its obligations set forth in Clause 2.1 to be fulfilled and otherwise to consummate and make effective the transactions contemplated hereby and thereby.

(b)
The Buyer Parties shall submit all required antimonopoly or merger control applications or notifications required by the transactions contemplated hereby to occur at Closing to the relevant Governmental Authorities on or prior to 15 February 2010.

(c)
Buyer shall as soon as practicable and no later than ten (10) Business Days prior to the Anticipated Closing Date provide written notice to Seller with a complete list of the names of Buyer's nominees to be named directors, members of the supervisory board or any equivalent (and, where applicable, secretaries and bank account signatories) of the Company and any Studio 1+1 and Kino Group Entity.

(d)
On the date that is ten (10) Business Days prior to the Anticipated Closing Date (the "Pre-Closing Accounting Date"), Seller shall deliver to Buyer a notice containing (i) the Balance Amount and calculation thereof; (ii) the amount of any Third Party Financial Debt; (iii) the exact amount of any Pre-Closing Approved Expenses and any other Pre-Closing Expenses together with copies of the Loan Facility Agreements and drawdown notices thereunder and copy extracts of the bank statements of CME Cyprus evidencing such Pre-Closing Expenses; (iv) the amount of Earned Interest; (v) a calculation of the Aggregate Adjusted Consideration; and (vi) a calculation of the Closing Date Payment (the "Pre-Closing Accounting Notice").  The Parties agree that the accounting principles set forth on Schedule 8 shall apply in respect of the calculation of the Balance Amount.  Buyer shall have five (5) Business Days from the date of receipt of the Pre-Closing Accounting Notice to make inquiries to Seller in respect of any amounts of any items set forth therein.  Buyer shall confirm acceptance of the Pre-Closing Accounting Notice (subject to any amendments thereto as may be mutually agreed by the Seller and Buyer, each acting reasonably) in the Closing Memorandum.

4.4           Seller Disclosure Letter.

(a)
Seller shall deliver on the date hereof a disclosure letter substantially in the form attached as Exhibit B (the "Signing Date Seller Disclosure Letter") disclosing those matters that would, without such disclosure, cause any Seller Warranty, Company Warranty or Studio 1+1 and Kino Group Warranty to be untrue, inaccurate or misleading in any material respect in relation to the facts or circumstances as at the date of this Agreement.

(b)
Seller and the Company may, at any time prior to the date that is ten (10) Business Days prior to the Anticipated Closing Date, deliver to Buyer a draft Updated Seller Disclosure Letter for the purpose of disclosing those matters that:

(i)
in respect of each Warranty in Sections 2 and 3 and (to the extent relating to matters above US$225,000) the Warranty in Section 5(h) of Part C of Schedule 1, have occurred at any time prior to the date of the Updated Seller Disclosure Letter; and

(ii)	in respect of any other Warranties of Part C of Schedule 1 have occurred since the date of this Agreement and were not known by Seller or the Company as of such date,

and which, in the case of each of (i) and (ii) would, without such disclosure, result in the failure of the condition set forth in Clause 2.2(c)(i) being fulfilled.  The Parties acknowledge that Buyer shall be entitled to accept or reject the draft Updated Seller Disclosure Letter and that the draft Updated Seller Disclosure Letter may raise issues that Buyer believes should be addressed by way of amendment of this Agreement or the other Transaction Documents.  For the avoidance of doubt but without limiting any rights in respect of prior breach or Warranty or covenant, if a draft Updated Seller Disclosure Letter is proposed, the Parties shall not be required to consummate the transactions to be consummated at Closing unless such draft Updated Seller Disclosure Letter is agreed.

4.5           Certain Post-Closing Covenants.

(a)
Except as otherwise provided in Clause 4.5(e), from and after the Closing, Seller, on the one hand, and Buyer, on the other hand, shall in respect of all other matters, promptly afford such other Party and its respective agents reasonable access to their respective books and records, information, employees and auditors (and, in the case of Buyer, including those books and records, information, employees and auditors of the Company and each of the Studio 1+1 and Kino Group Entities) to the extent necessary or useful for the party requesting such access in connection with any audit, investigation, dispute or Litigation, provided that the party requesting such access agrees to reimburse the other party promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request.

(b)
Except as otherwise provided in Clause 4.5(e), and notwithstanding anything to the contrary in Clause 4.5(a), (i) the access rights set forth in Clause 4.5(a) shall be exercised in such manner as not to interfere unreasonably with the conduct of the business of the Party granting such access, (ii) the Party granting access may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party, (B) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such Party's counsel, constitutes a waiver of any such privilege or (C) if the provision of access to such document (or portion thereof) or information, as determined by such party's counsel, would reasonably be expected to conflict with applicable Laws and (iii) neither Seller nor any of its Affiliates or representatives shall have any obligation to provide Buyer or its representatives (A) access to any Tax Return filed by Seller or any of its Affiliates, or any related materials, in each case not relating exclusively to the Company and its Subsidiaries or (B) access to any individual personnel or payroll records, in each case not relating exclusively to the Company and its Subsidiaries.

(c)
Except as otherwise provided in Clause 4.5(e), from and after the Closing:  (i) Seller, on the one hand, and each of the Buyer Parties, on the other hand, shall, and shall cause their respective Affiliates and representatives to, maintain in confidence this Agreement and the Transaction Documents and any written, oral or other information related to the negotiation hereof and thereof, (ii) Seller shall, and shall cause its respective Affiliates and representatives to, maintain in confidence any written, oral or other information relating to the Company and its Subsidiaries obtained by virtue of Seller's ownership of the Company and its Subsidiaries prior to the Closing and (iii) each of the Buyer Parties shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information of or relating to Seller (other than information relating to the Company and its Subsidiaries) obtained by virtue of Buyer's ownership of the Company and its Subsidiaries from and after the Closing, except, in each case, to the extent that the applicable Party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or such information can be shown to have been in the public domain through no fault of the applicable party.  Notwithstanding the foregoing, after the Closing, each of the Buyer Parties shall, and shall cause its Affiliates and representatives to, use commercially reasonable efforts to promptly (and in any event within thirty days after the Closing) remove, erase, delete or otherwise destroy all information of or relating to Seller (other than information relating to the Company and its Subsidiaries) (whether in print, electronic or other forms) in the possession of any employee of the Company or its Subsidiaries.

(d)
Except as otherwise provided in Clause 4.5(e), and subject to Clause 4.5(c), Seller and its Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters) of the Company and its Subsidiaries relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Company employees, (ii) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or (iii) as may be necessary for Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Transaction Documents, in each case subject to compliance with all applicable privacy Laws.  Each of the Buyer Parties agrees that, with respect to all original books, data, files, information and records of the Company and its Subsidiaries existing as of the Closing Date, it will (x) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (y) apply preservation and retention policies that are no less stringent than those generally applied by Buyer to its own books and records and (z) for at least three (3) years after the Closing Date, preserve and retain all such original books, data, files, information and records, and will use reasonable best efforts to preserve and retain all such original books, data, files, information and records for an additional four (4) years thereafter, and thereafter dispose of such original books, data, files, information and records only after it shall have given Seller ninety days' prior written notice of such disposition and the opportunity (at Seller's expense) to remove and retain such information.

(e)
Buyer hereby acknowledges that CME Media Enterprises B.V., a Non-Company Affiliate of Seller, is on the date hereof currently engaged in an on-going arbitration with CJSC Video International Company Group relating to the termination of an agreement between CME Media Enterprises B.V. and CJSC Video International Company Group (the "VI Arbitration").  Notwithstanding anything to the contrary in Clauses 4.5(a), 4.5(b), 4.5(c) and 4.5(d) or Clause 8 hereof, from and after Closing:

(i)	Buyer shall, and shall cause the Company and each of the Studio 1+1 and Kino Group Entities to, promptly:

(1)
afford Seller and its agents access to all books and records, information (including electronic information and e-mails), accounts, employees and auditors of the Company and its Subsidiaries that Seller requests to advance Seller's legitimate interests in the VI Arbitration (a "VI Request"), provided that Seller agrees to (x) notify Buyer in writing that a particular request for access is a VI Request only and (y) give Buyer reasonable prior notice of any access required hereunder; and

(2)
(x) waive any rights any of the Company or any Studio 1+1 and Kino Group Entity may have in respect of any document (or portions thereof) obtained as a result of or in connection with a VI Request that may constitute privileged attorney-client communications or attorney work product, provided that the document (or portion thereof) that is subject to such waiver originates from a date prior to the Closing Date, or (y) permit employees of any Studio 1+1 and Kino Group Entity on reasonable prior notice to provide evidence in the VI Arbitration, in each case if requested and to the extent required by Seller to advance Seller's legitimate interests in the VI Arbitration, provided that Seller agrees to reimburse Buyer promptly for all reasonable and documented out-of-pocket costs and out-of-pocket expenses incurred in connection with any VI Request or pursuant to Clause 4.5(e)(i)(2).

(ii)
Seller and its Affiliates shall have the right to retain, use and disclose, as applicable, (i) the existence of this Agreement and the Transaction Documents, (ii) any written, oral or other information (including electronic information and e-mails) relating to the Company and its Subsidiaries obtained as a result of or in connection with any VI Request and (iii) any copies of written, oral or other information relating to the Company and its Subsidiaries obtained by virtue of Seller's ownership of the Company and its Subsidiaries prior to the Closing, provided that (x) the same is retained, used or disclosed in connection with the VI Arbitration and (y) Seller shall provide Buyer prior notice of use or disclosure.

(f)	Corporate Names.

Within one month following the Closing, Buyer shall cause the Company, its Subsidiaries and any other Person in which the Company has a direct or indirect interest to change its corporate name so that it does not contain any of "CME", "Central European Media Enterprises" or any derivation thereof.

5.            TERMINATION; TERMINATION AMOUNT

5.1           Termination.

This Agreement may be terminated:

(a)	at any time by mutual written consent of all of the Parties; or

(b)	at any time after the Pre-Closing Payment Date by Seller in the event that the Pre-Closing Payment is not paid in accordance with Clause 2.4(b); or

(c)	by any of the Parties pursuant to Clause 2.6(b).

5.2           Termination Amount.

(a)
If this Agreement is terminated pursuant to Clause 5.1(a), then within five (5) Business Days after the receipt of notice of such termination, Seller shall transfer the full amount of the Termination Amount (as defined below) to an account designated by Buyer.

(b)
If this Agreement is terminated pursuant to Clause 5.1(b), Buyer shall pay to Seller, or Seller shall be entitled to retain from any Pre-Closing Payment if such payment is made prior to the date of such termination the aggregate amount of the Pre-Closing Payment plus any Earned Interest (the "Termination Amount").

(c)	If this Agreement is terminated by any Party pursuant to Clause 5.1(c):

(i)
as a consequence of a failure by Seller or any of its Affiliates to fulfill any of the conditions set forth in Clauses 2.2(c)(i), 2.2(c)(ii) 2.2(c)(iii) (except where such Material Adverse Effect arises due to the failure to fulfill any of the conditions set forth in Clause 2.2(a)(ii), 2.2(a)(iii) or 2.2(a)(iv)) and 2.2(c)(iv), or a breach by Seller of any of its material obligations on the Closing Date pursuant to Clause 2.3, then within five (5) Business Days after the receipt of notice of such termination, Seller shall transfer the full amount of the Termination Amount to an account designated by Buyer;

(ii)
as a consequence of a failure by Buyer or any of its Affiliates to fulfill any of the conditions set forth in Clause 2.2(b), or a breach by Buyer of any of its material obligations on the Closing Date pursuant to Clause 2.3, then Seller shall be entitled to retain the full amount of the Termination Amount;

(iii)
as a consequence of a failure of the condition set forth in Clause 2.2(a)(i), then (x) Seller shall be entitled to retain from the Termination Amount the full amount of all Pre-Closing Approved Expenses and, if applicable, (y) within five (5)  Business Days after receipt of notice of such termination, Seller shall transfer to an account designated by Buyer the amount equal to the difference of the Termination Amount minus the Pre-Closing Approved Expenses;

(iv)
as a consequence of a failure of the conditions set forth in Clause 2.2(a)(ii), 2.2(a)(iii) or 2.2(a)(iv), then (x) Seller shall be entitled to retain from the Termination Amount the amount equal to one-half (1/2) of all Pre-Closing Approved Expenses and, if applicable, (y) within five (5) Business Days after receipt of notice of such termination, Seller shall transfer to an account designated by Buyer the amount equal to the difference of the Termination Amount minus the amount equal to one-half (1/2) of all Pre-Closing Approved Expenses;

(d)
The Pre-Closing Payment is a deposit paid in consideration of Seller's entry into this Agreement and is not refundable in whole or in part except as expressly provided pursuant to this Clause 5.2.  The Buyer Parties acknowledge and agree that the agreements contained in this Clause 5.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not enter into this Agreement.  Each of the Parties hereto further acknowledges that the payment or retention (as applicable) of the Termination Amount is not a penalty and is without prejudice to any other rights Seller or Buyer may have at the time of any termination.

5.3           Survival.

Any termination or expiry of this Agreement shall be without prejudice to any rights accruing prior to such termination.  Clauses 1, 6, 7, 8, 9, 10 and 11 shall survive termination of this Agreement.

6.            INDEMNITIES AND LIABILITIES

6.1           Seller Indemnity.

Seller agrees that, from and after the date of this Agreement, it shall defend, indemnify and hold harmless Buyer, its respective Affiliates, and its Affiliates' representatives, officers, directors, shareholders and Controlling Persons (the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any bona fide claims (by any Person that is not an Affiliate of Buyer or Kolomoisky), obligations, debts, damages (including any damages arising from or related to business interruption or loss of profits, consequential, indirect, speculative or punitive damages), liquidated damages, liabilities, costs, expenses and reasonable legal fees, whether or not involving a third party claim (collectively, "Losses") whatsoever resulting from (a) any material inaccuracy in or material breach of any representation or warranty when made or deemed made by Seller in or pursuant to this Agreement or (b) any material breach or default in performance by Seller of any of its covenants or agreements (including those covenants and agreements that relate to the Company) set forth in this Agreement.

6.2           Buyer Indemnity.

Buyer agrees that, from and after the date of this Agreement, it shall defend, indemnify and hold harmless Seller, its Non-Company Affiliates, and its and their respective representatives, officers, directors, shareholders and Controlling Persons (the "Seller Indemnitees", and together with the Buyer Indemnitees, each, an "Indemnitee") from and against, and pay or reimburse the Seller Indemnitees for, any Losses (for these purposes a bona fide claim means a claim by any Person that is not an Affiliate of any of the Seller Parties) whatsoever resulting from (a) any material inaccuracy in or material breach of any representation or warranty when made or deemed made by Buyer or Kolomoisky in or pursuant to this Agreement or (b) any material breach or default in performance by Buyer or Kolomoisky of any of their covenants or agreements set forth in this Agreement.

6.3           Indemnification Procedure.

(a)
A claim (which shall include any claim in respect of a breach of any Warranty) hereunder (an "Indemnity Claim") shall be asserted by written notice from the Party asserting such Indemnity Claim (the "Indemnified Party") to the Party from whom indemnification is sought (the "Indemnifying Party").  Such notice shall include information regarding the nature and basis for the Indemnity Claim and an estimate of the amount of Losses demanded (including, to the extent practicable, a calculation of the alleged Losses).

(b)
If the Indemnity Claim relates to any claim by a third party (a "Third Party Claim"), the Indemnified Party shall state in the notice to the Indemnifying Party the nature and basis of the Third Party Claim and the amount thereof, to the extent known or estimable.  The Indemnifying Party shall be entitled at its own expense to assume the defense of the Third Party Claim, using legal advisers reasonably approved by the Indemnified Party.  The Indemnified Party shall provide the Indemnifying Party and its advisers with such information and assistance as the Indemnifying Party shall reasonably request at the cost of the Indemnifying Party.  If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim.

(c)
The obligation of an Indemnifying Party shall not extend to any liability arising from the settlement or compromise of any action or claims brought against the Indemnified Party, or the admission by the Indemnified Party of any claim or the taking by the Indemnified Party of any action (unless required by Law or applicable process), which might reasonably be expected to prejudice the successful defense of the action or claim without, in any such case, the prior written consent of the Indemnifying Party.

6.4           Obligation to Mitigate.

Each of the Parties agrees that each Indemnified Party shall take all commercially reasonable steps to mitigate any Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder in order for any other Indemnifying Party to have a corresponding obligation to indemnify for such Losses pursuant to Clause 6.1 or 6.2.

6.5           Time Limits.

(a)
The Studio 1+1 and Kino Group Warranties (other than the Fundamental Studio 1+1 and Kino Group Warranties) shall survive the Closing until the second anniversary of the Closing Date.  The Studio 1+1 and Kino Group Tax Warranties shall survive until sixty (60) days following the expiration of the relevant statute of limitations.

(b)
Any Indemnity Claim notified under this Clause 6 is principal and continuing and accordingly shall remain in full force and effect regardless of the legality, validity or enforceability of any other provisions of this Agreement and notwithstanding the winding-up, liquidation or dissolution of any Party or any of its Affiliates or other incapacity or limitation of any Party or any of its Affiliates or any change in the status, control or ownership thereof.

6.6           Financial Limits.

(a)
Except in the case of fraud or any Termination Amount payable under Clause 5.2, the maximum aggregate liability of the Seller Parties, on the one hand, and the Buyer Parties, on the other hand, for any and all Indemnity Claims or other claims arising in respect of this Agreement and made prior to Closing shall not exceed US$500,000.  For the avoidance of doubt, this limitation shall be inapplicable for all such claims if the Closing occurs.

(b)	A Party shall be liable in respect of an Indemnity Claim made after Closing in respect of a Warranty only if the amount payable (but for this Clause 6.6(b)) in respect of such Indemnity Claim:

(i)	exceeds US$500,000; and

(ii)
when taken with every other Indemnity Claim for which the liability of the relevant Party or its Affiliates individually exceeds the relevant threshold for such Indemnity Claim in Clause 6.6(b)(i) and 6.6(c)(i), and all Indemnity Claims also exceed in aggregate US$4,000,000, in which case the Party shall be liable for the whole amount of all such Indemnity Claims and not only for the excess, provided that the foregoing limitations shall not apply (1) in respect of any Indemnity Claim related to any Fundamental Warranty or (2) in respect of any Indemnity Claim made prior to Closing.

(c)
A Party shall be liable in respect of an Indemnity Claim made after Closing in respect of any Fundamental Warranty only if the amount payable (but for this Clause 6.6(c)) in respect of such Indemnity Claim:

(i)	exceeds US$100,000; and

(ii)
when taken with every other Indemnity Claim in respect of any Fundamental Warranty for which the liability of the relevant Party or its Affiliates individually exceeds US$100,000, also exceeds in aggregate US$2,000,000, in which case the Party shall be liable for the whole amount of all such Indemnity Claims and not only for the excess, provided that any amount(s) payable in respect of any Indemnity Claim made pursuant to this Clause 6.6(c) shall be included in the aggregate total for the purposes of Clause 6.6(b)(ii), and provided further that none of the foregoing limitations shall apply in respect of any Indemnity Claim made prior to Closing.

(d)
For the purpose of Clauses 6.6(b) and 6.6(c) above two or more Indemnity Claims arising from the same set of facts, matters or circumstances or a series of related facts, matters or circumstances shall be treated as a single Indemnity Claim.

(e)
Except for Indemnity Claims in respect of Fundamental Warranties and except in the case of fraud, the maximum aggregate liability of any Party for any and all Indemnity Claims shall not exceed US$100,000,000.

(f)
The maximum aggregate liability of any Party for any and all Indemnity Claims arising out of or in connection with any breach of Warranty shall not exceed US$300,000,000, except in the case of fraud, in which case no limits shall apply.

(g)
For purposes of the calculation of Losses pursuant to this Clause 6, any materiality or similar qualification (including any monetary threshold) referred to in the relevant Warranty which is the subject of an Indemnity Claim shall be ignored.

7.            CONTROLLING PARTIES; GUARANTEE

7.1           Controlling Parties.

The Parties hereby acknowledge and agree that Kolomoisky shall cause each of Buyer and any of Kolomoisky's Affiliates, as applicable, to perform under this Agreement and any other Transaction Documents, and Seller shall or shall cause the Company and any of Seller's Affiliates, as applicable, to perform under this Agreement and any other Transaction Documents.

7.2           Guarantee.

(a)	Kolomoisky hereby absolutely, unconditionally and irrevocably undertakes to Seller as follows:

(i)	on the Pre-Closing Payment Date and on the Closing Date, as applicable, Buyer will have sufficient funds to pay the Pre-Closing Payment and the Closing Date Payment, as applicable;

(ii)	Buyer will pay the Adjusted Aggregate Consideration in accordance with Clause 2.4(a)

(Clauses 7.2(a)(i) and 7.2(a)(ii), collectively, the "Obligations")

provided that in no event shall Kolomoisky’s liability under this Clause 7.2(a) exceed US$30,000,000 (the "Cap").  In furtherance of the foregoing, Kolomoisky acknowledges that his liability hereunder shall extend to the full amount of the Obligations, and that Seller may, in its sole discretion, bring and prosecute a separate action or actions against Kolomoisky for the full amount of any Obligations, subject in each case to the Cap, regardless of whether action is brought against Buyer or any other Person liable with respect to the Obligations or whether Buyer or any other such Person is joined in any such action or actions.  Seller shall not be obligated to seek any payment of the Obligations from Buyer or file any claim relating to any Obligation in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Seller to seek such payment or to file shall not affect Kolomoisky's obligations hereunder.  If any discharge, release or arrangement (whether in respect of the obligations of Buyer or any other person or any security for those obligations or otherwise) is made by the Seller in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration, bankruptcy or otherwise, without limitation, then the liability of Kolomoisky under this Clause 7.2(a) will continue or be reinstated as if the discharge, release or arrangement had not occurred.  This is an unconditional guarantee of payment and not of collectibility.  Kolomoisky agrees that the obligations of Kolomoisky hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or any other Person liable with respect to any Obligation or interested in the transactions contemplated by this Agreement; (ii) any change in the time, place or manner of payment of any Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Clause 7.2(a) or any other agreement evidencing, securing or otherwise executed in connection with any Obligation; (iii) the addition, substitution or release of any Person for the Obligation; (iv) any change in the corporate existence, structure or ownership of Buyer or any other Person liable with respect to any Obligation; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or any other Person liable with respect to any Obligation; (vi) any lack of validity or enforceability of this Agreement or any agreement or instrument relating thereto; (vii) the existence of any claim, set-off or other right that the Kolomoisky may have at any time against Buyer or Seller or any of its Affiliates, whether in connection with any Obligation or otherwise; (viii) the adequacy of any other means Seller may have of obtaining payment of any Obligation; (ix) any other act or omission that might in any manner or to any extent vary the risk of Kolomoisky or otherwise operate as a release or discharge of Kolmoisky; or (x) any other event or circumstance, whether similar or dissimilar to the foregoing (other than final payment in full of an Obligation).  To the fullest extent permitted by law, Kolomoisky hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by Seller.  Kolomoisky acknowledges that he will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Clause 7.2(a) are knowingly made in contemplation of such benefits.  Kolomoisky hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Buyer or any other Person liable with respect to any Obligations that arise from the existence, payment, performance or enforcement of Kolomoisky’s obligation under or in respect of this Clause 7.2(a) or any other agreement in connection therewith, including without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Seller against Buyer or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including without limitation, the right to take or receive from Buyer or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless all amounts payable under this Clause 7.2(a) shall have been paid in full in cash (or the Obligations have been discharged).  If any amount shall be paid to Kolomoisky in violation of the immediately preceding sentence at any time prior to the payment in full in cash of all amounts payable under this Clause 7.2(a), such amount shall be received and held in trust for the benefit of Seller, shall be segregated from other property and funds of Kolomoisky and shall forthwith be paid or delivered to Seller in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the amounts payable under this Clause 7.2(a), in accordance with the terms of this Agreement, whether matured or unmatured, or to be held as collateral for amounts payable under this Clause 7.2(a) thereafter arising.  Neither Kolomoisky nor Seller may assign its rights, interests or obligations under this Clause 7.2(a) to any other person (except by operation of law) without the prior written consent of Seller (in the case of an assignment by Kolomoisky) or Kolomoisky (in the case of an assignment by Seller); provided that Seller may assign its rights, interests or obligations under this Clause 7.2(a) to any Affiliate of Seller.

(b)
For the avoidance of doubt, notwithstanding any other provision of this Agreement, the maximum aggregate liability of Kolomoisky for any and all liabilities, costs, obligations, damages and expenses arising under or in respect of this Agreement and any other Transaction Document shall not exceed US$30,000,000.

8.            CONFIDENTIALITY

8.1           Obligation.

The Parties acknowledge and agree that they (whether acting by themselves or through their respective legal advisers, directors, officers, servants or agents or any of them or through any company or howsoever) shall keep confidential and shall not provide a copy of any Transaction Document or disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated and/or publicized, any of the terms and conditions of any Transaction Document, and/or the existence of any and all of the circumstances leading to this Agreement, to any individual and/or entity not a Party to this Agreement, except to the extent described below:

(a)	in response to an order of a court of competent jurisdiction, or in response to an appropriate subpoena or discovery request issued in the course of Litigation;

(b)
in response to (i) an inquiry to which by Law a response must be given or, on advice of counsel, to which a response is advisable or (ii) any order issued by a Governmental Authority or supra-governmental agency of competent jurisdiction;

(c)	to the extent necessary to report income to appropriate taxing authorities and/or to contest the imposition of any Tax by appropriate taxing authorities;

(d)
to such Party's respective accountants and legal advisers and to any broker or insurer or relevant reinsurer or retrocessionaire in all cases (other than disclosure to legal advisers) as may be required by contract and/or by Law;

(e)	in connection with any Litigation or arbitration proceedings between the Parties relating to this Agreement or any other Transaction Document; and

(f)	to the extent required or (on advice of counsel) appropriate in order to comply with applicable Law or stock exchange rules.

In the event disclosure is necessary pursuant to any of the Clauses above, the disclosing Party shall (to the extent permitted by applicable Law) apprise the third party to whom such disclosure is made of the confidential nature of the information and said disclosing Party shall use its reasonable and good faith efforts to secure the confidentiality of the information provided to any third party.

8.2           Public Domain.

The requirements of Clause 8.1 shall not apply to any information or data to the extent such information has already entered the public domain (provided always that it has not entered the public domain by reason of the disclosing Party's breach of this Agreement, including any action by such Party's Subsidiary).

9.            ASSIGNMENT

Except as expressly provided herein, none of the rights of the Parties under this Agreement may be assigned or transferred without the prior written consent of the other Parties.

10.          MISCELLANEOUS

10.1         Further Assurances.

The Parties agree that, from and after the date hereof, each of them shall, and shall cause their respective Subsidiaries to, execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by any Party to carry out the purposes and intents hereof.  The provisions of this Clause 10.1 shall survive the Closing Date.

10.2         Modification; Waiver; Severability.

Except as specifically provided herein, this Agreement may be modified only by a written instrument executed by all of the Parties .  If any provision of this Agreement is held to be unenforceable for any reason, the Parties shall, acting in good faith and using best efforts, seek to agree adjustments to such provision, so that such provision is not avoided and in order to achieve the intent of the Parties to the extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction. If any provision of this Agreement is or becomes invalid or unenforceable, in whole or in part, this shall not affect the validity of the remaining provisions hereof.

10.3         Third Party Rights.

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any Person who is not a Party, except that the Buyer Indemnitees and the Seller Indemnitees shall be entitled to enforce the provisions of Clause 6 pursuant to such act as if they were a party hereto.

10.4         Entire Agreement.

This Agreement, together with the other Transaction Documents and the documents herein referred to, constitute the entire agreement among the Parties and supersedes and replaces any prior agreement, understanding, undertaking or arrangement with respect to the subject matter hereof, including for the avoidance of doubt the Amended Framework Agreement, provided that this Clause 10.4 shall in no event have the effect to exclude liability for fraud.

10.5         Preparation.

Each Party acknowledges and confirms that the preparation of this Agreement has been a joint effort of all Parties and counsel for all Parties and that it shall not be construed for or against any individual Party on the basis solely that this Agreement or any part thereof was drafted by or on behalf of that Party.

10.6         Specific Performance.

The Parties acknowledge and agree that a breach by any Party of any of the terms of this Agreement is likely to result in irreparable and continuing damage to the other Parties for which there may or will be no adequate remedy at law and/or for which damages will not be an adequate remedy, and that in the event of such breach, any of the Parties shall be entitled to apply for injunctive relief and/or a decree for specific performance and such other or further relief as may be appropriate.  Notwithstanding the foregoing, the sole remedy for any breach hereof prior to Closing shall be to seek monetary damages, which shall be subject to the limitation set forth in Clause 6.6(a).

10.7         Costs.

Each Party shall bear its own costs, including lawyers' fees, notarial fees, filing and registration costs in relation to the preparation and negotiation of this Agreement and any other Transaction Document, except that Buyer shall be responsible for all Taxes arising out of or in connection with this Agreement other than Taxes which Seller is required by law to pay or Taxes which are levied on or relate to any date prior to the Closing Date (for which Seller only shall be responsible).

10.8         Notices.

All notices and other communications made in connection with this Agreement shall be in writing.  Any notice or other communication in connection herewith shall be deemed duly delivered and given to any other Party one (1) Business Day after it is sent by fax, confirmed by letter sent by a reputable express courier service, in each case, to the regular mail addresses and fax numbers set forth below or to such other regular mail address and/or fax number as may be specified in writing to the other Parties:

if to Buyer:

Stadiou, 37A
Aglantzia
P.C. 2103
Nicosia
Cyprus
Attn:  Michalakis Tsitsekkos

Fax:  ++357 22 336 464

if to Kolomoisky:

Igor Valeryevich Kolomoisky
office 602
32, Naberezhnaya Pobedy, 49094
Dnipropetrovsk, Ukraine
Attn:  Timur Novikov

Tel.:  +380 567161551
Fax:  +380 567161551

with a copy to Buyer.

if to Seller:

c/o CME Development Corporation
52 Charles Street
London W1J 5EU
Attn: General Counsel

Tel: +44 20 7127 5834
Fax: +44 20 7127 5801

if to the Company:

CME Cyprus Holdings II Limited
Arch. Makariou III, 195
Neocleous House
P.C. 3030, Limassol, Republic of Cyprus

Tel.:  +357 2536 2818
Fax: +357 2535 9262

with a copy to Seller prior to the Closing Date and to Buyer from the Closing Date.

Any Party may give any notice or other communication in connection herewith using any other means (including personal delivery, messenger service, facsimile, telex or regular mail), but no such notice or other communication shall be deemed to have been duly delivered and given unless and until it is actually received by the individual for whom it is intended.

10.9         Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same agreement.

11.          GOVERNING LAW AND ARBITRATION

11.1         Governing Law.

This Agreement is governed by and shall be construed in accordance with English Law.

11.2         Arbitration.

(a)
General.  Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, interpretation, performance or termination, shall be finally resolved by arbitration in accordance with the then existing Rules of Arbitration of the London Court of International Arbitration (the "LCIA Rules"), which are deemed to be incorporated by reference into this Clause 11.2, except to the extent modified by this Clause 11.2.  The tribunal shall consist of three arbitrators.  Subject to the provisions of Clause 11.2(c) the parties to any such arbitration shall each be entitled to nominate one arbitrator and the third arbitrator shall be appointed by the two party-nominated arbitrators.  In a multi-dispute the tribunal shall be appointed by the LCIA Court, unless the parties to such arbitration agree in writing that, for the purpose of Article 8.1 of the LCIA Rules, the disputant parties represent two separate sides for the formation of the tribunal as claimant and respondent respectively.  The parties expressly agree that leave to appeal under section 69(1) or an application for the determination of a preliminary point of law under section 45 of the Arbitration Act 1996 may not be sought with respect to any question of law arising out of an award or in the course of the proceedings.

(b)
Seat and Language.  The seat of the arbitration shall be London, England.  The language of the arbitration shall be English except that any party to the arbitration may submit testimony or documentary evidence in Ukrainian or Russian and shall furnish a translation or interpretation of any such evidence into English.

(c)
Related Disputes.  If any dispute arising out of or relating to this Agreement (hereinafter referred to as a "Related Dispute") raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement or any other Transaction Document (an "Existing Dispute"), the tribunal appointed or to be appointed in respect of any such Existing Disputes shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties and on the date first written above.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ Adrian Sarbu

	Name:	Adrian Sarbu
	Title:	President and Chief Executive Officer

HARLEY TRADING LIMITED

By:	/s/ Agathoulla Constantinou

	Name:	Agathoulla Constantinou
	Title:	Director

IGOR VALERYEVICH KOLOMOISKY

/s/ Igor Kolomoisky

CME CYPRUS HOLDING II LIMITED

By:	/s/ David Sturgeon

	Name:	David Sturgeon
	Title:	Director

Schedule 1

Warranties

Part A

Natural Person Warranties1

1.	CAPACITY AND AUTHORITY

1.1           He has the necessary power and authority (including full legal and dispositive capacity) to enter into, deliver, and perform his obligations under this Agreement and each of the other Transaction Documents to which he is party.

2.	GENERAL REPRESENTATIONS AND WARRANTIES

2.1           The execution and delivery by him of this Agreement and each of the other Transaction Documents to which he is a party constitute valid and legally binding obligations, enforceable against him in accordance with the terms thereof, and will not violate any provision of and will not result in a breach of the terms of (i) any Law, rule or regulation of any Governmental Authority applicable to him or (ii) any contract, indenture, agreement or commitment to which he is a party or bound;

2.2           All proceedings that are required to be taken, and all approvals that are required to be obtained, by him to authorize him to execute, deliver and perform the terms of this Agreement and each of the other Transaction Documents to which he is a party have been taken or approved; and

2.3           No additional consent by any other Person is required to be obtained by him in connection with his execution or performance of this Agreement or any other Transaction Document.

Legal Entity Warranties2

1.	CAPACITY AND AUTHORITY

1.1           It is a company duly organized and validly existing under the Laws of its jurisdiction;

1.2           It has the necessary corporate power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby; and

1.3           Each Person signing this Agreement and any other Transaction Document on its behalf is duly appointed and authorized to sign each such document pursuant to its constitutional documents and/or a power of attorney duly issued to such Person and such appointment and authorization is effective and valid.

2.	GENERAL REPRESENTATIONS AND WARRANTIES

2.1           The execution and delivery by it of this Agreement and each of the other Transaction Documents to which it is a party constitute valid and legally binding obligations, enforceable against it in accordance with the terms thereof, and will not violate any provision of and will not result in a breach of the terms of (i) any Law, rule or regulation of any Governmental Authority applicable to it or (ii) any contract, indenture, agreement or commitment to which it is a party or bound;

_________________________
1	Applicable to Kolomoisky.

2	Applicable to Buyer, the Company and Seller.

2.2           All proceedings that are required to be taken, and all approvals that are required to be obtained, by it to authorize it to execute, deliver and perform the terms of this Agreement and each of the other Transaction Documents to which it is a party have been taken or approved; and

2.3           Save for approvals which may be required in connection with the Seller Restructuring or this Agreement, as applicable, no additional consent by any other Person is required to be obtained by it in connection with its execution or performance of this Agreement or any other Transaction Document.

Part B

1.	REPRESENTATIONS AND WARRANTIES RELATING TO BUYER OR THE SHARES

1.1           As of the date of this Agreement and as of the Closing Date, 100% of the share capital of Buyer is Beneficially Owned by Kolomoisky, and Buyer is under the exclusive Control of Kolomoisky.  As of the date of this Agreement and the Closing Date, Kolomoisky holds beneficial  title to all shares in the capital of Buyer, free and clear of any Liens, other than Liens arising under applicable Law.

1.2           On the Pre-Closing Payment Date and on the Closing Date, as applicable, Buyer will have sufficient funds to pay the Pre-Closing Payment and the Closing Date Payment, as applicable, and to effect all other transactions contemplated by this Agreement and the Transaction Documents.  The Buyer Parties have no knowledge of any facts or circumstances that are reasonably likely to result in the funding contemplated in Clause 7.2 not being made available to Buyer on a timely basis in order to consummate the transactions contemplated by this Agreement.

1.3           Buyer has reviewed all material information in relation to its investment under this Agreement, and it understands the risks of, and other considerations relating to, the acquisition of the Shares and the Existing Inter-Company Debt.

1.4           It is: (i) able, by reason of business and financial experience, to protect its own interests in connection with the transactions contemplated by this Agreement; (ii) able to afford the entire loss of its investment in the Shares and the Existing Inter-Company Debt; (iii) an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act; (iv) not a broker-dealer or an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act and (v) acquiring the Shares and the Existing Inter-Company Debt for its own account or for the account of another institutional accredited investor with respect to which it exercises sole investment discretion.

1.5           Buyer is acquiring the Shares and the Existing Inter-Company Debt for investment purposes only and is not acquiring any Shares or the Existing Inter-Company Debt with a view to or for sale in connection with any distribution of all or any part of such Shares or the Existing Inter-Company Debt, and it will not, directly or indirectly, Transfer all or any part of its Shares or the Existing Inter-Company Debt (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such Shares or the Existing Inter-Company Debt) except in accordance with (and to the extent applicable) (i) the registration provisions of the Securities Act or an exemption from such registration provisions, (ii) any applicable state or non-U.S. securities Laws, (iii) the terms of this Agreement, (iv) any other applicable securities or financial services Laws and regulations of any jurisdiction and (v) the FSMA and subordinated legislation, rules and guidance promulgated or issued thereunder and any other applicable Laws and regulations of the United Kingdom (all the foregoing being collectively referred to as "Applicable Laws").

1.6           Buyer understands that it must bear the economic risk of its investment in the Shares and the Existing Inter-Company Debt for an indefinite period of time because, among other reasons, the offering and sale of the Shares and the Existing Inter-Company Debt have not been registered under the Securities Act, and the Company has not been registered with or approved by any regulatory authority and, therefore, the Shares and the Existing Inter-Company Debt cannot be sold other than through a privately negotiated transaction unless they are subsequently registered under the Securities Act or an exemption from such registration is available or the Issuer is subsequently registered with or approved by a regulatory authority such that the Shares and the Existing Inter-Company Debt may be sold other than pursuant to an applicable private placement exemption.  It further understands that Transfers of the Shares and the Existing Inter-Company Debt may be restricted by applicable state and non-U.S. securities Laws, and that no market exists or is expected to develop for the Shares and the Existing Inter-Company Debt.

1.7           None of the cash or property that Buyer has paid or contributed, or will pay or will contribute prior to the Closing Date, to the Company has been, or shall be, derived from, or related to, any activity that is deemed criminal under U.K. Law, U.S. Law, Bermuda Law, Cypriot Law or the Law of the jurisdiction in which such activity takes place.  No contribution or payment by it to the Company to the extent that such contribution or payment is within its control, shall cause the Company to be in violation of any of the Anti-Money Laundering Laws (as defined below) or the anti-money laundering Laws, rules or regulations of any other applicable jurisdiction.

1.8           Buyer also acknowledges that (i) Seller and its Affiliates, including the Company, may be required to comply with all applicable anti-money laundering Laws, including the U.K. Proceeds of Crime Act 2003, Terrorism Act 2000 and Money Laundering Regulations 2003 and (ii) Seller may be required to comply with the anti-money laundering rules of the SEC, the NASDAQ and/or the Prague Stock Exchange (the legislation and rules referred to in (i) and (ii) being collectively referred to as the "Anti-Money Laundering Laws").  In addition, neither it nor any Person under its Control is a Person identified as a terrorist organization on any relevant lists maintained by a Governmental Authority.

Part C – Studio 1+1 and Kino Group Warranties

1.	CAPACITY AND AUTHORITY

1.1           Each of the Studio 1+1 and Kino Group Entities is duly incorporated under the Laws of its country of incorporation; and has (or will have at Closing) obtained all material consents, licenses, approvals or authorizations of, exemptions by or registrations with or declarations by, any Governmental Authority required by it with respect to this Agreement and the business of the Studio 1+1 and Kino Group as currently conducted and such consents, licenses, approvals or authorizations of, exemptions by or registrations with or declarations by any Governmental Authority will not be contravened by the execution or performance of this Agreement by such Studio 1+1 or Kino Group Entity.

1.2           The execution of and the consummation of the transactions contemplated by this Agreement or any other Transaction Document will not: violate any Law, regulation, rule, judgment, order or other restriction of any Governmental Authority or court to which any of the Seller Parties and any Studio 1+1 and Kino Group Entity is subject or by which any of the Assets or their properties are bound; or conflict with or constitute a breach of any terms or provisions of their Constitutional Documents or other corporate documents; or conflict with or constitute a breach of or result in a default under any contract, or any license, permit, certificate, authorization, approval, registration or consent granted by any Governmental Authority to which any of the Seller Parties and any Studio 1+1 and Kino Group Entity is a party or by which any of its Assets or properties are bound.

2.	THE COMPANY

2.1           Immediately prior to Closing, Seller has title and is the sole legal and Beneficial Owner of all Shares in the Company and of all of the Closing Date Inter-Company Debt.

2.2           Other than in connection with the acquisition of the shares or other assets of the Studio 1+1 and Kino Group Entities pursuant to the Seller Restructuring, the Company has never engaged in the carrying on of any trade or business or in any activities of any sort except in connection with its incorporation, the appointment of its officers, its providing inter-company loans to the Studio 1+1 and Kino Group Entities and the filing of documents pursuant to the Laws of the Republic of Cyprus; and otherwise the Company does not have, and never has had, any indebtedness, mortgages, charges, debentures, guarantees or other commitments or liabilities (present or contingent) outstanding; does not have, and never has had, any employees; is not, and never has been, party to any contract; is not, and never has been, a party to any Litigation or arbitration proceedings; is not, and never has been, the lessee of any property; and is not, and never has been, the owner of, or interested in, any Assets whatsoever, including the share capital of any other body corporate that is engaged in carrying on any trade or business (other than shares of the Studio 1+1 and Kino Group Entities).

2.3           The record books of the Company have been properly kept, are in its possession and contain an accurate and complete record of the matters which should be dealt with in those books in accordance with the Laws of the Republic of Cyprus and no notice alleging that any of them is incorrect or should be rectified has been received.

2.4           All returns, particulars, resolutions and other documents required to be filed under relevant legislation by the Company have been duly filed and all legal requirements in connection with the formation of the Company and issues of its shares have been satisfied.

2.5           There are no outstanding rights, warrants, options, subscriptions, agreements or commitments giving any Person any right to subscribe for or acquire any share capital or other securities of the Company.

3.	STUDIO 1+1 AND KINO GROUP ENTITIES' SHARES

3.1           Since the Relevant Reference Date, the Company, its Affiliates, or any Studio 1+1 and Kino Group Entity has title to and is the legal and Beneficial Owner of its shares in the Studio 1+1 and Kino Group Entities free and clear of any Liens (and there is no agreement to make them subject to any Liens), other than Liens set forth in the relevant Person's Constitutional Documents and arising under applicable Law.

3.2           The information relating to the Studio 1+1 and Kino Group Entities listed in the corresponding Section of the Seller Disclosure Letter is accurate and complete in all material respects.

3.3           The shares of the Studio 1+1 and Kino Group Entities: have been duly authorized and validly issued in compliance with all share issue procedures established by all applicable Laws; are fully paid up; represent the entire share capital of the relevant Studio 1+1 and Kino Group Entity; and since the Relevant Reference Date were acquired by the registered shareholders in compliance with all applicable Laws. Since the Relevant Reference Date, all share issuances of the relevant Studio 1+1 and Kino Group Entities were properly and timely registered with the appropriate authorities competent for registration of the issuance thereof.

3.4           The Seller Restructuring has been performed and completed in compliance with all applicable Laws (including timely compliance with any notice or notification requirements) and no material liabilities remain outstanding in respect therewith other than liabilities permitted by this Agreement.  So far as Seller is aware, there are no actions, claims, proceedings, demands or disputes in connection with the Seller Restructuring.

3.5           Each Studio 1+1 and Kino Group Entity has been duly registered with any and all local state or municipal authorities as required by all applicable Laws; any and all statements, certificates, excerpts, notices or other similar notifications, including any changes and/or re-issuances thereof made since the Relevant Reference Date when required, have been duly obtained, requested and/or notified by each Studio 1+1 and Kino Group Entity.

3.6           Since the Relevant Reference Date, any and all payments, contributions or similar transfers ( whether in cash or in kind) made to the share capital of each Studio 1+1 and Kino Group Entity or any other share capital increases and/or decreases of each Studio 1+1 and Kino Group Entity have been duly performed and completed in compliance with all applicable Laws (including timely compliance with any notice or notification requirements).

3.7           Save for the provisions of the relevant Person's Constitutional Documents and save for the provisions of imperative provisions of Ukrainian Law or the Law of the jurisdiction in which the relevant Studio 1+1 and Kino Group Entity is incorporated, the shares of the Studio 1+1 and Kino Group Entities are not subject to any pre-emption or similar rights.

3.8           Since the Relevant Reference Date, any and all Transfers of shares of any of the Studio 1+1 and Kino Group Entities have been duly completed in compliance with all applicable Laws (including compliance with any and all notice or notification requirements, rights of first refusal and/or pre-emption rights and/or similar rights and spousal consent requirements); at all times only fully paid shares of the Studio 1+1 and Kino Group Entities have been disposed; at all such times considerations for all transferred shares of the Studio 1+1 and Kino Group Entities have been duly paid to the respective vendors and there are no outstanding liabilities in connection with any such Transfer.

3.9           There are no outstanding or authorized purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, pre-emptive rights or other similar rights or commitments that could require any of the Studio 1+1 and Kino Group Entities to issue, sell, or otherwise cause to become outstanding any shares of its capital stock or any loan capital.

3.10         The Studio 1+1 and Kino Group Entities have no Subsidiaries that are not identified herein.

3.11         There are no outstanding options, warrants or other rights entitling any Person or entity to purchase or otherwise acquire from Studio 1+1 and Kino Group Entities any shares of its capital stock or any loan capital.

3.12         The Studio 1+1 and Kino Group Entities are not holders of shares or other security of any other company (other than the shares or other securities of other Studio 1+1 and Kino Group Entities), and none of them is a member of any partnership, joint venture, consortium or other incorporated association (other than memberships in trade associations).

4.	LICENSES

4.1           All of the Studio 1+1 and Kino Group Entities are and since the Relevant Reference Date have been in compliance in all material respects with applicable Laws, and, to the knowledge of Seller, after reasonable inquiry, are not under investigation with respect to any material violation of any applicable Laws.  No Laws have been proposed or enacted that would reasonably be expected to require a material modification in the manner in which the business of the Studio 1+1 and Kino Group is currently conducted.

4.2           All material licenses and permits required for carrying on the business of the Studio 1+1 and Kino Group by the Studio 1+1 and Kino Group Entities (the "Studio 1+1 and Kino Group Licenses") have been obtained by them (or will be so obtained by the Closing Date) and are and will be on the Closing Date in full force and effect and there are no circumstances indicating that any of those licenses or permits is likely to be revoked or not renewed in the ordinary course.

4.3           All Studio 1+1 and Kino Group Licenses have been issued to the Studio 1+1 and Kino Group Entities in material compliance with Ukrainian Law and in accordance with the procedures set by Ukrainian Law and there are no evident deficiencies in the issuance of (or criminal actions in obtaining) such Studio 1+1 and Kino Group Licenses.

4.4           No actions, claims, proceedings, demands, disputes or liabilities in respect of the grant or re-issuance of any of the Studio 1+1 and Kino Group Licenses are currently pending and, so far as Seller is aware, no disputes in respect of the holding of the Studio 1+1 and Kino Group Licenses have been filed and are currently pending against the Studio 1+1 and Kino Group Entities.

4.5           All Studio 1+1 and Kino Group Licenses are subject to no non-compliance with any legal or regulatory requirements which may result in the termination, revocation or suspension of such license or permit. There is no material non-compliance under any such Studio 1+1 and Kino Group License that has not been duly cured.

5.	ABSENCE OF CERTAIN CHANGES

Since 31 December 2009, the business of the Studio 1+1 and Kino Group Entities (except of actions required due to the Seller Restructuring or as disclosed to the supervisory board of Studio 1+1) has been conducted in the ordinary course consistent with past practice and, to the knowledge of Seller, there has not been:

(a)	any incurrence of any indebtedness by any Studio 1+1 and Kino Group Entity other than Inter-Company Debt;

(b)	any creation or other incurrence of any Lien on any material Asset of any Studio 1+1 and Kino Group Entity;

(c)
any loan, advance or capital contribution to or investment in any Person by any Studio 1+1 and Kino Group Entity, other than to or in a wholly-owned Subsidiary of any Studio 1+1 and Kino Group Entity in the ordinary course of business consistent with past practice or as permitted under the Agreement;

(d)	any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Studio 1+1 and Kino Group Entities;

(e)	any change in any method of accounting or accounting principles or practices by any Studio 1+1 and Kino Group Entity except for any such change required by reason of a concurrent change in U.S. GAAP;

(f)
any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax filings or claims for material Tax refunds filed, any material closing agreement entered into, any material proposed Tax adjustments or assessments, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, in each case, by any Studio 1+1 and Kino Group Entity;

(g)
any sale, transfer, lease, exclusive license or other disposition of any Asset in excess of US$225,000, except for inventory sold in the ordinary course of business consistent with past practice of the Studio 1+1 and Kino Group Entities;

(h)
any amendment, cancellation, compromise or waiver of any material claim or right of any Studio 1+1 and Kino Group Entity; for the purposes of this sub-section, "material" means (i) on the date of this Agreement, US$500,000 and (ii) on the Closing Date, US$225,000; or

(i)	any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.	CERTAIN FILINGS; FINANCIAL STATEMENTS

6.1           Seller is a reporting company and files annual and quarterly reports with the U.S. Securities and Exchange Commission (the "SEC").  To the Company's knowledge, none of the information about the Studio 1+1 and Kino Group contained in filings of Seller made with the SEC as required by Law (the "SEC Filed Ukrainian Information"), at the time it was filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.2           The Studio 1+1 and Kino Group Entities have devised and maintained systems of internal accounting controls with respect to the operations of the Studio 1+1 and Kino Group Entities sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management's general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with U.S. GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management's general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

7.	ASSETS

7.1           All or substantially all Assets used or employed by the Studio 1+1 and Kino Group Entities are owned or leased by the Studio 1+1 and Kino Group Entities, free from any Liens (other than under any leasing, hiring, or hire purchase agreement or agreement for payment on deferred terms or factoring or other similar agreement) and all such Assets are in the possession or under the control of the Studio 1+1 and Kino Group Entities.

7.2           All or substantially all Assets owned, possessed or used by the Studio 1+1 and Kino Group Entities have been maintained in material compliance with applicable legal requirements and the business practices customary in the television industry in Ukraine.

8.	MATERIAL CONTRACTS

8.1           Other than as set forth in the Seller Disclosure Letter, no Studio 1+1 and Kino Group Entity is a party to or bound by:

(a)
any agreement relating to any indebtedness (whether incurred, assumed, guaranteed or secured by any asset) other than Inter-Company Debt or any indebtedness owed by one Studio 1+1 and Kino Group Entity to any other Studio 1+1 and Kino Group Entity;

(b)	any joint venture, partnership, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing);

(c)
any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock or Assets of any other Person or any material real property (whether by merger, sale of stock, sale of Assets or otherwise);

(d)	any agreement relating to any interest rate, derivatives or hedging transaction;

(e)
any agreement (including any "take-or-pay" or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any of the Studio 1+1 and Kino Group Entities or (B) any Studio 1+1 and Kino Group Entity has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(f)	any other agreement, commitment, arrangement or plan that is (A) not made in the ordinary course of business or (B) material to the Studio 1+1 and Kino Group Entities, taken as a whole; or

(g)	any agreement that limits the freedom of any Studio 1+1 and Kino Group Entity to conduct its business in all material respects as it is currently being conducted.

8.2           Each agreement, commitment, arrangement or plan referred to in Section 8.1 above and disclosed in the corresponding Section of the Seller Disclosure Letter (each a "Material Contract") is a valid and binding agreement of the Studio 1+1 and Kino Group Entities and is in full force and effect, and none of the Studio 1+1 and Kino Group Entities nor, to the knowledge after reasonable inquiry of Seller, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, to the knowledge of Seller after reasonable inquiry, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other change of any material right or obligation or the loss of any material benefit thereunder.

9.	UNDISCLOSED LIABILITIES; DEBTS AND BORROWING

9.1           So far as Seller is aware, the Studio 1+1 and Kino Group Entities have no outstanding obligations for the payment or repayment of money, except (i) Existing Inter-Company Debt, (ii) indebtedness owed by a Studio 1+1 and Kino Group Entity to any other Studio 1+1 and Kino Group Entity or (iii) obligations which (x) were incurred after 31 December 2009 in the ordinary course of business consistent with past practice and (y) individually and in the aggregate, are not materially adverse to the Studio 1+1 and Kino Group Entities, taken as a whole.

9.2           The Studio 1+1 and Kino Group Entities do not have subsisting over the whole or any part of their present or future revenues or Assets any Lien or any other agreement or arrangement having a similar effect securing obligations exceeding US$225,000.

9.3           The Studio 1+1 and Kino Group Entities are in material compliance with all applicable Ukrainian currency control requirements.

9.4           As at the date of this Agreement, the Company and the Studio 1+1 and Kino Group have no outstanding Third Party Financial Debt.  As at the Closing Date, the Company and the Studio 1+1 and Kino Group have no outstanding Third Party Financial Debt other than as permitted by this Agreement.

9.5           The transactions to be undertaken pursuant to the Transaction Documents will not cause any breach of the terms of any Inter-Company Debt or cause any Inter-Company Debt to become due before its stated maturity. The terms of such Inter-Company Debt have been provided to and reviewed by the Buyer.  No Inter-Company Debt is currently in default, and no lender thereunder has made any claims for the bankruptcy, liquidation, winding up or dissolution of the relevant borrower.

10.	LITIGATION

10.1         Except as disclosed in the Seller Disclosure Letter, the Studio 1+1 and Kino Group Entities are not engaged or proposing to engage in any material Litigation, arbitration, prosecution or other legal proceedings and, to the knowledge of Seller after reasonable inquiry, there are no claims or actions (whether criminal or civil) in progress, outstanding or pending against any of the Studio 1+1 and Kino Group Entities or any of their material Assets or properties.

10.2         To the knowledge of Seller after reasonable inquiry, no governmental or official investigation or inquiry concerning any Studio 1+1 and Kino Group Entity is in progress and there are no circumstances which are reasonably likely to give rise to any such investigation or inquiry.

10.3         Neither the Company nor any Studio 1+1 or Kino Group Entity is a party to the VI Arbitration.

11.	INTELLECTUAL PROPERTY

11.1         As far as Seller is aware, all Persons (including current and former employees and independent contractors) who create or contribute to material proprietary Intellectual Property owned by any Studio 1+1 and Kino Group Entity ("Owned Intellectual Property") have validly and irrevocably assigned to a Studio 1+1 and Kino Group Entity in writing all of their rights therein that did not initially vest with such Studio 1+1 and Kino Group Entity by operation of Law.  Except as disclosed in the Seller Disclosure Letter, the Owned Intellectual Property is free and clear of any Liens.  Any material Intellectual Property used by any Studio 1+1 and Kino Group Entity but not owned by such Person is used pursuant to a currently effective license.

11.2         The Studio 1+1 trademark and the Kino trademark are owned by a Studio 1+1 and Kino Group Entity.

11.3         To the knowledge of Seller after reasonable inquiry, the conduct of the on-going business of the Studio 1+1 and Kino Group does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property.  As far as Seller is aware, none of the Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company.

11.4         To the knowledge of Seller after reasonable inquiry, the Studio 1+1 and Kino Group Entities have taken all actions reasonably necessary to ensure full protection of the Owned Intellectual Property under any applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances).  Each of the Studio 1+1 and Kino Group Entities has taken all actions reasonably necessary to maintain the secrecy of all confidential Intellectual Property used in the on-going business of the Studio 1+1 and Kino Group.  To the knowledge of Seller after reasonable inquiry, none of Studio 1+1 and Kino Group Entities is using any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

11.5         To the knowledge of Seller after reasonable inquiry, each Studio 1+1 and Kino Group Entity is in compliance with all applicable contractual and legal requirements pertaining to data protection or information privacy and security, including any privacy policy concerning the collection or use of such data or information used in the on-going business of the Studio 1+1 and Kino Group.

12.	EMPLOYEES; LABOR MATTERS

12.1         Since 1 January 2006, there has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of any Studio 1+1 and Kino Group Entity.  Each Studio 1+1 and Kino Group Entity is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters. Except for instances that would not be, individually or in the aggregate, material, no Studio 1+1 and Kino Group Entity has received notice of any charge or complaint against it pending before any Governmental Authority responsible for the prevention of unlawful employment practices, or any complaint or lawsuit against any Studio 1+1 and Kino Group Entity concerning employees or former employees of any Studio 1+1 and Kino Group Entity alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction.

12.2         There are no members of the management of the Seller or its Affiliates who might be entitled to any fee or commission from the Company or any of its Subsidiaries as a result of this Agreement.

13.	AFFILIATE TRANSACTIONS

Any transaction between any Studio 1+1 or Kino Group Entity, on the one hand, and the Seller or Non-Company Affiliate, on the other hand, that will be in force after the Closing Date is on arms’ length terms.

14.	TAX MATTERS

14.1         All Tax Returns required to be filed by, on behalf of or with respect to any Studio 1+1 and Kino Group Entity have been duly and timely filed and are complete and correct in all material respects.  All Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to, or that could give rise to a Lien on the Assets of any Studio 1+1 and Kino Group Entity have been duly paid and all Taxes required to be withheld by any Studio 1+1 and Kino Group Entity have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose, except where any such Taxes are being contested in good faith (which contest is documented by a contemporaneous writing).

14.2         All accounting entries (including charges and accruals) for Taxes with respect to any Studio 1+1 and Kino Group Entity reflected on the books of such Studio 1+1 and Kino Group Entity (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover any material Tax liabilities accruing through the end of the last period for which such Studio 1+1 and Kino Group Entity ordinarily records items on their respective books.  Each Studio 1+1 and Kino Group Entity is in possession and control of all records and documentation that it is required by Law to hold, preserve and retain for any Tax purpose and of information reasonably required and customarily held to enable it to compute its liability to Tax incurred on or before the Closing Date.

14.3         No Studio 1+1 and Kino Group Entity (i) has, as far as Seller is aware, received or applied for a Tax ruling that would be binding upon any Studio 1+1 and Kino Group Entity after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has any liability for the Taxes of any person, whether pursuant to any Tax sharing, indemnity agreement or other contractual agreement or otherwise.

14.4         Except as disclosed in the Seller Disclosure Letter, no Taxes with respect to any Studio 1+1 and Kino Group Entity are currently under audit, examination or investigation by any Governmental Authority or the subject of any judicial or administrative proceeding.

15.	POWERS OF ATTORNEY

Except as disclosed in the Seller Disclosure Letter, as at Closing, there are no powers of attorney issued by any Studio 1+1 and Kino Group Entity or the Company which authorize a Person to act on behalf of such Studio 1+1 and Kino Group Entity or the Company other than in the ordinary course of business.

16.	DISCLOSURE OF INFORMATION

Seller has not, to its knowledge, intentionally concealed from the Buyer Parties any fact or circumstance of which it was aware relating to the Studio 1+1 and Kino Group Entities or fraudulently misled the Buyer Parties in their responses to information requests and due diligence enquiries.

17.	NO BROKERS

There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Company, Seller or any Studio 1+1 and Kino Group Entity who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

18.	PRE-CLOSING ACCOUNTING NOTICE

As at the Closing Date, the Pre-Closing Accounting Notice shall have been prepared in good faith in accordance with Schedule 8 with no mathematical errors.